Exhibit 99.2

LETTER TO DIGITAL ANGEL SHAREHOLDERS
FROM CEO JOSEPH J. GRILLO

June 30, 2008

Dear Digital Angel Shareholder:

Today, Digital Angel’s Board of Directors announced their approval of a major restructuring program primarily focused on our Animal Identification business. The foremost goal of this program is higher profitability at the gross margin level, which is necessary for us to achieve in order to be able to price our products competitively in the markets we serve and still be able to deliver positive earnings to the bottom line. My management team and I believe that substantial cost savings can be achieved with the implementation of this program, as more fully discussed below.

As many of you know, since joining the Company as your CEO in January I have brought on board a number of senior managers who have worked with me before and who have helped me successfully implement similar operational changes in similar businesses. While challenging, the measures we have outlined in our plan are, we believe, very doable and should result in gross margins substantially higher than those we are now realizing.

The major components of the restructuring program include further headcount reductions, outsourcing some manufacturing to lower cost suppliers, exiting some costly facilities, and moving some operations to lower-cost countries. As indicated in the press release we issued today, we anticipate that the restructuring and associated costs will be in the range of $9.0 million, representing severance, contract and lease termination costs, as well as costs associated with the restructuring, including goodwill and fixed asset impairment, inventory write-downs and other restructuring related items. Approximately $4.0 million of these charges are expected to be cash costs; the rest should be non-cash. The annual cost savings to the Company once these changes are fully implemented are estimated to be in the range of $4.5 million, or roughly 10% of total current Animal Identification revenues.

We will also be relocating Digital Angel’s corporate office from Delray Beach, Florida, to lower-cost office space in the Northeast. There will be headcount reductions in this area as well, as we shift certain functions such as human resources, administration, payroll and benefits from headquarters to the Animal ID (Destron Fearing) business unit located in South St. Paul, Minnesota.

We also think that a headquarters located closer to New York makes sense for our shareholders, as it will enable us to be in closer proximity to our NASDAQ representatives, our auditors, Wall Street analysts and institutional investors.

We expect to be able to finance the cash costs of the restructuring with proceeds from the sale of non-core businesses, the receipt of the anticipated special dividend from our approximately 49% owned subsidiary, VeriChip Corporation, or VeriChip, and with proceeds from the repayment by VeriChip of its note payable to us, among other funding sources. The dividends and loan repayment will be made pursuant to VeriChip’s sale of its Xmark business, which is expected to occur in late July 2008.

This restructuring program has been reviewed and approved by the Company’s Board of Directors following an in-depth review of our Animal Identification operations. The indicated return on the investments we plan to make is compelling. Ultimately, we are taking these steps because we believe that these measures will result in a stronger, more competitive company that will have the ability to deliver better value for shareholders.

Following this letter are some sample Questions and Answers to provide further details of the restructuring program. We will also be providing further comment on the program on our Second Quarter 2008 results conference call, which we expect to hold on or about August 7, 2008.

In the meantime, thank you for your continued support.

Sincerely,

Joseph J. Grillo
Chief Executive Officer and President

Questions and Answers

Why are we implementing this program?
The program focuses on improving the profitability of the Animal Identification segment of the Company, especially at the gross margin level. Increased gross margins should allow us to price our products competitively in our key markets, while still allowing us to achieve bottom-line profits, once the program is fully implemented.

What operations will be affected?
Initially, the program will address only the Animal ID side of Digital Angel. However, cost reductions are being implemented at the Corporate level as well, primarily through headcount reduction, shifting some functions now at Corporate to the Animal ID business unit, and moving our headquarters from Florida to lower-cost and strategically located office space in the Northeast.

What specific measures will this restructuring entail, by business line and geographic region?
These measures will affect our Animal Identification business, Destron Fearing, in both the Livestock and the Companion Pet divisions. As noted elsewhere, these measures will include headcount reductions, outsourcing some manufacturing to lower cost suppliers, exiting some costly facilities, and moving some operations to lower cost countries. Targeted lower-cost countries for outsourcing and relocation of some operations are in Latin America, Eastern Europe and East Asia. We intend to retain last-step assembly processes close to our customers, however, in order to ensure proper quality control and to maintain our strong reputation for responsiveness and customer service.

How long will the program take?
We expect the program to be substantially implemented by the end of 2008, with some individual project actions extending into early 2009.

How much will the program cost the Company?
At this time the total cost of the restructuring and associated costs is estimated at approximately $9.0 million, representing severance, contract and lease termination costs, as well as costs associated with the restructuring, including goodwill and fixed asset impairment, inventory write-downs and other restructuring items. Approximately $4.0 million of these charges should be cash costs; the rest should be non-cash.

How will cash costs of these projects be financed?
We currently estimate the cash costs of the program to total approximately $4.0 million, consisting primarily of severance payments and contract and lease termination costs. We expect to finance these costs from the proceeds from the sale of non-core businesses, receipt of the anticipated special dividend from VeriChip, and the repayment by VeriChip of its note payable to us, as more fully discussed above, among other funding sources.

What are the benefits to Digital Angel from this program?
We believe that the program should result in higher gross margins for our Animal ID business, perhaps as much as ten percentage points of improvement in some areas, in addition to lower administrative costs. This should enhance our ability to price our products competitively while still enabling bottom-line profitability, which should in turn result in greater value for our shareholders.

In addition, a stronger, more competitive Animal ID business should facilitate growth, both organically and by acquisition. In practice, this means an enhanced ability to finance our business on more attractive terms, both for normal operational purposes and also for making targeted strategic acquisitions, where we see a number of opportunities in a highly fragmented market.

Finally, the restructuring program, following upon our drive to divest non-core operations, should increase management focus on operating and growing a streamlined business, after having removed the distractions of managing non-core businesses. Wall Street should also begin to find Digital Angel a much easier company to understand as well. We also hope that the tangible results anticipated from this program will eventually result in new coverage of the Company by brokerage firm analysts.

How will the restructuring affect the previously announced revenue and operating income (loss) guidance?
Our original guidance for 2008 was for revenue to range from $92 million to $99 million and our operating income (loss) to range from approximately $(3.0) million to breakeven. We are still forecasting revenue to come in within this range. Our operating loss for 2008 will be affected by the restructuring and other charges.

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The foregoing letter contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this letter include, without limitation, those concerning expectations regarding the expected benefits of the restructuring program and its impact on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

VeriChip has filed with the Securities and Exchange Commission (“SEC”) and mailed to its stockholders a proxy statement in connection with the special meeting of stockholders called to approve the Xmark transaction. The proxy statement contains important information about VeriChip, the transaction and related matters. VeriChip investors and stockholders are urged to read the proxy statement carefully. VeriChip investors and stockholders are able to obtain free copies of the proxy statement and other documents filed with the SEC by VeriChip through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the proxy statement from VeriChip by contacting Michael Feder at 1690 Congress Avenue, Suite 200, Delray Beach, Florida 33445.  Digital Angel may be deemed, under SEC rules, to be a participant in the solicitation of proxies from VeriChip’s stockholders with respect to the proposed Xmark transaction. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is forth in the proxy statement filed with the SEC in connection with the proposed Xmark transaction.

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